UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2009

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

1.	Indenture and Second-Priority Senior Secured Notes due 2018

On April 15, 2009, Harrah’s Operating Company, Inc. (the “Company”) issued $3,705,498,000 aggregate principal amount of 10.00% second-priority senior secured notes due 2018 (the “notes”), which mature on December 15, 2018, pursuant to an indenture, dated as of April 15, 2009, among the Company, Harrah’s Entertainment, Inc. (the “Parent Guarantor”) and U.S. Bank National Association, as trustee and collateral agent (the “Indenture”). The Indenture provides that the notes are guaranteed by the Parent Guarantor and are secured on a second-priority basis by substantially all of the assets of the Company and the assets of the Subsidiary Pledgors (as defined in the Indenture) of the Company that have pledged their assets to secure the Company’s obligations under the senior secured credit facilities.

The Company will pay interest on the notes at 10.00% per annum, semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, commencing on June 15, 2009.

The Company may redeem the notes, in whole or part, at any time prior to December 15, 2013, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” The Company may redeem the notes, in whole or in part, on or after December 15, 2013, at the redemption prices set forth in the Indenture. At any time (which may be more than once) before December 15, 2011, the Company may choose to redeem up to 35% of the principal amount of the notes at a redemption price equal to 110.000% of the face amount thereof with the net proceeds of one or more equity offerings so long as at least 50% of the aggregate principal amount of the notes at maturity issued of the applicable series remains outstanding afterwards.

The Indenture contains covenants that limit the Company’s (and most of its subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) designate its subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

2.	Registration Rights Agreement

On April 15, 2009, in connection with the issuance of the notes, the Company and the Parent Guarantor entered into a registration rights agreement with Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as dealer managers (the “Dealer Managers”) relating to, among other things, the exchange offer for the notes and the related guarantee (as described above) (the “Registration Rights Agreement”).

Subject to the terms of the Registration Rights Agreement, the Company and the Parent Guarantor will use their commercially reasonable efforts to register with the SEC notes having substantially identical terms as the notes as part of offers to exchange freely tradable exchange notes for notes within 365 days after the issue date of the notes (the “effectiveness target date”). The Company and the Parent Guarantor will use their commercially reasonable efforts to cause each exchange offer to be completed within 30 business days after the effectiveness target date.

If the Company and the Parent Guarantor fail to meet these targets (a “registration default”), the annual interest rate on the applicable series of notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate, which is 11.00% for both series of notes. If the registration default is corrected, the applicable interest rate of such notes will revert to the original level.

3.	Joinder and Supplement to Intercreditor Agreement

On April 15, 2009, U.S. Bank National Association, as trustee under the Indenture (the “New Trustee”), and Bank of America, N.A. entered into a joinder to the Intercreditor Agreement (the “Joinder to the Intercreditor Agreement”), dated as of December 24, 2008 among Bank of America, N.A., as credit agreement agent, U.S. Bank National Association, as trustee and each collateral agent for any future second lien indebtedness from time to time party thereto (the “Intercreditor Agreement”).

Pursuant to the Joinder to the Intercreditor Agreement, the New Trustee became a party to and agreed to be bound by the terms of the Intercreditor Agreement as a second priority agent, as if it had originally been party to the Intercreditor Agreement as a second priority agent. The Intercreditor Agreement governs the relative priorities of the respective security interests in the Company’s and Subsidiary Pledgors’ assets securing (i) the notes, (ii) the 10.0% second-priority senior secured notes due 2015 and the 10.0% second-priority senior secured notes due 2018 issued pursuant to the indenture, dated as of December 24, 2008, among the Company, Parent Guarantor and U.S. Bank National Association, as trustee and (iii) borrowings under the senior secured credit facilities and certain other matters relating to the administration of security interests.

4.	Additional Secured Party Consent to the Collateral Agreement

On April 15, 2009, U.S. Bank National Association entered into an additional secured party consent to the Collateral Agreement (the “Additional Secured Party Consent”), as authorized representative (the “Authorized Representative”), for persons who shall become secured parties (the “New Secured Parties”) under the collateral agreement dated as of December 24, 2008 (the “Collateral Agreement”) among the Company, each subsidiary of the Company identified therein as a party and U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

Pursuant to the Additional Secured Party Consent, the notes will be secured on a second-priority basis by substantially all of the assets of the Company and the assets of the Subsidiary Pledgors, and the Authorized Representative was authorized to become a party to the Collateral Agreement on behalf of the New Secured Parties under the Indenture and to act as the Authorized Representative for the New Secured Parties.

The foregoing summary is qualified in its entirety by reference to the Indenture, the Registration Rights Agreement, the Joinder to the Intercreditor Agreement and the Additional Secured Party Consent, attached hereto as Exhibit 4.1, Exhibit 4.2, Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

As previously announced, on March 26, 2009, the Company entered into an Amendment and Waiver (the “Amendment”) to the Senior Unsecured Interim Loan Agreement dated as of January 28, 2008 (the “Interim Loan Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent and the other parties named therein. As a result of the receipt of the requisite consent of Lenders having loans made under the Interim Loan Agreement (“Bridge Loans”) representing more than 50% of the sum of all Bridge Loans outstanding, waivers or amendments in the Amendment of certain provisions of the Interim Loan Agreement to permit the Company, from time to time, to buy back Bridge Loans at prices below par from specific Lenders in the form of voluntary prepayments of the Bridge Loans by the Company on a non-pro rata basis became operative.

On April 15, 2009, pursuant to the Indenture, approximately $297 million of notes were issued for approximately $442 million principal amount Bridge Loans surrendered in the Interim Loans Exchange Offer (as defined in the confidential offering memorandum and consent solicitation statement dated March 5, 2009, as supplemented), which principal amount represented all of the Bridge Loans then outstanding, and as a result of which, the obligations of the Company under the Interim Loan Agreement were terminated.

Section 2—Financial Information

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Section 5—Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 15, 2009, Jeanne P. Jackson notified the Company that she has resigned from her position as a director of the Company effective April 15, 2009.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as trustee and collateral agent.

4.2	Registration Rights Agreement, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as dealer managers.

10.1	Joinder and Supplement to the Intercreditor Agreement, dated as of April 15, 2009, by and among U.S. Bank National Association, as new trustee , U.S. Bank National Association, as Trustee under the Intercreditor Agreement, Bank of America, N.A., as Credit Agreement Agent under the Intercreditor Agreement, and any other First Lien Agent and Second Priority Agent from time to time party to the Intercreditor Agreement.

10.2	Additional Secured Party Consent, dated as of April 15, 2009, by U.S. Bank National Association, as agent or trustee for persons who shall become “Secured Parties” under the Collateral Agreement dated as of December 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: April 20, 2009	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen
Vice President, Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as trustee and collateral agent.

4.2	Registration Rights Agreement, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as dealer managers.

10.1	Joinder and Supplement to the Intercreditor Agreement, dated as of April 15, 2009, by and among U.S. Bank National Association, as new trustee , U.S. Bank National Association, as Trustee under the Intercreditor Agreement, Bank of America, N.A., as Credit Agreement Agent under the Intercreditor Agreement, and any other First Lien Agent and Second Priority Agent from time to time party to the Intercreditor Agreement.

10.2	Additional Secured Party Consent, dated as of April 15, 2009, by U.S. Bank National Association, as agent or trustee for persons who shall become “Secured Parties” under the Collateral Agreement dated as of December 24, 2008.